Exhibit 99.1

Heartland Payment Systems 90 Nassau Street Princeton, NJ 08542 888.798.3131 HeartlandPaymentSystems.com

Heartland Payment Systems Agrees to Settle Cardholder Class Actions

PRINCETON, N.J.—(BUSINESS WIRE)—Heartland Payment Systems, Inc. (NYSE:HPY - News), one of the nation’s largest payments processors, has entered into an agreement to settle the consumer cardholder class actions consolidated in the United States District Court for the Southern District of Texas. These actions relate to claims arising from the criminal breach of Heartland’s payment system announced on January 20, 2009.

Under the terms of the settlement, Heartland will pay a minimum of $1,000,000 and up to a maximum of $2,400,000 to class members who submit valid claims for losses as a result of the intrusion. The settlement resolves all actions and proceedings that were asserted or could have been asserted against Heartland in relation to the intrusion by all persons in the United States who had payment cards used in the United States between December 6, 2007 and December 31, 2008 and who allege or may allege they suffered losses. Any person who validly requests exclusion from the settlement class will be excluded from the settlement.

Heartland will also pay all costs associated with the administration of the settlement, including up to $1.5 million for the cost of notice to the settling class. In addition, Heartland has agreed to pay up to $760,000 of the attorneys’ fees and costs of attorneys representing the class members. Lastly, Heartland has agreed to submit the report of an independent expert on Heartland’s actions and plans to enhance the security of its computer system since the announcement of the intrusion on January 20, 2009.

A claims administration process informing affected cardholders of procedures to be followed for making claims or opting out of the settlement will be implemented, including a dedicated website.

The settlement is subject to court approval and other terms. Heartland may terminate the settlement agreement if the number of persons who submit valid requests for exclusion from the settlement class exceeds 2,500 or if the costs of notice to the settling class exceed $1,500,000.

“We are pleased to have reached a fair and reasonable settlement agreement that helps cardholders recover losses they may have incurred directly related to the criminal intrusion,” said Bob Carr, Heartland’s chairman and chief executive officer. “We are committed to providing our merchants and their customers with a secure processing solution that protects them from the growing threat of cyber crime.”

About Heartland Payment Systems

Heartland Payment Systems, Inc. (NYSE:HPY), the 5th largest payments processor in the United States, delivers credit/debit/prepaid card processing, payroll, check management and payments solutions to more than 250,000 business locations nationwide. Heartland is the founding supporter of The Merchant Bill of Rights, a public advocacy initiative that educates merchants about fair credit and debit card processing practices. For more information, please visit HeartlandPaymentSystems.com, MerchantBillOfRights.com, CostOfABurger.com and E3secure.com.

Forward-Looking Statements

This press release contains forward-looking statements. These statements may be identified by the use of words such as “will,” “believes,” “anticipates,” “intends,” “estimates,” “expects,” “projects,” “plans” or similar expressions. Such forward-looking statements include, without limitation, statements about the agreement, strategy, future operations, prospects, plans and objectives of management and events or developments that we expect or anticipate will occur. The forward-looking statements reflect Heartland’s current views and assumptions and are subject to risks and uncertainties, which may cause actual and future results and trends to differ materially from the forward-looking statements, including but not limited to all of the conditions necessary to the consummation of the settlement being satisfied or waived, including, without limitation, court approval of the settlement, and Heartland’s ability to achieve its strategic objectives and the expected goal of the settlement. Many of these factors are beyond Heartland’s ability to control or predict. Given these factors, you should not place undue reliance on the forward-looking statements.

Contact:

Vault Communications

Leanne Scott Brown, 610-455-2742

LBrown@VaultCommunications.com

or

Heartland Payment Systems

Nancy Gross, 888-798-3131 ext. 2202

Nancy.Gross@e-hps.com